UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2012

Energy Recovery, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34112	01-0616867
(Commission File Number)	(I.R.S. Employer Identification No.)

1717 Doolittle Dr. San Leandro, CA 94577
(Address if Principal Executive Offices)(Zip Code)

510-483-7370
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On March 6, 2012, the Board of Directors of Energy Recovery, Inc. (“ERI”) approved and adopted the ERI Change in Control Severance Plan (the “Plan”). A copy of the Plan is attached to this report as Exhibit 10.1.

ERI previously adopted a Change in Control Severance Plan in 2009 that expired by its terms on December 31, 2011.

The following summary of the material terms of the Plan does not describe all Plan provisions and is qualified by reference to the full text of the Plan.

The Plan is effective as of March 5, 2012.  On December 31, 2012 and on each anniversary thereafter, the Plan will be extended automatically for an additional year, unless the compensation committee of ERI’s board of directors delivers written notice, at least six months prior to the end of each such term, to each participant that the Plan will not be extended.

The compensation committee is authorized by the Plan to designate any full-time employee of ERI as a participant.  As was the case with the previously expired change in control plan, the participants include ERI’s executive officers and other designated key employees.

A Participant is entitled to severance benefits under the Plan if a change of control occurs, and the acquiring company terminates the participant’s employment without cause, or the participant terminates his or her employment with good reason, in either case within 18 months after a change in control (including but not limited to an acquisition of a controlling interest in ERI by a third party).  The Plan attached as an exhibit to this report sets forth definitions of cause, good reason, change in control and other key terms.

The severance benefits, conditioned on the participant’s signing a release in favor of ERI and complying with certain other covenants under the agreement, include the following (plus then earned and unpaid sums owed and less deductions required or permitted by law):

•	A lump sum payment equal to (i) 12 months’ regular base rate of pay, plus (ii) 100% of the Participant’s target annual bonus for the fiscal year in which the change in control occurs;

•
Immediate vesting of all unvested equity compensation held by the participant as of the date of termination (and for this purpose, all performance criteria, if any, underlying unvested awards are deemed to be satisfied at 100% of target);

•
ERI’s regular company share of the monthly premium under COBRA, if the participant timely elects to continue medical, dental, and vision benefits under COBRA, for up to 12 months after employment termination (but not continuing after the participant becomes eligible for these benefits with another employer); and

•	Payment by ERI of up to $10,000 for reasonable costs of outplacement services.

The Plan also provides that if a change in control occurs and a participant’s equity compensation is not converted, assumed, or replaced by a successor entity with an equivalent award, then immediately prior to the change in control, the participant’s equity compensation shall become fully exercisable and vested and all forfeiture restrictions on such equity compensation shall immediately lapse. In the case of equity compensation, the amount of which is based on the satisfaction of performance criteria, all performance criteria will be deemed satisfied at target. The conversion, assumption or replacement of an equity award for an equity award of stock that is not publicly traded shall not be considered to be an equivalent award for purposes of the Plan.

In no event is ERI obligated to gross up any payment or benefit to a participant to avoid the effects of the “parachute rules” of Sections 280G and 4999 of the Internal Revenue Code of 1986 as amended.  However, benefits to a participant may be reduced if the reduction would result in the participant receiving a greater payment on an after-tax basis due to the operation of those sections of the tax law. Also, payments may be conditioned or delayed as needed to be exempt from or comply with Section 409A of that Code relating to “nonqualified deferred compensation.”

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1           Energy Recovery, Inc. Change in Control Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY RECOVERY, INC.
(Registrant)

Date:	March 9, 2012	/s/ Alexander J. Buehler
Alexander J. Buehler
(Chief Financial Officer)